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                                                                    EXHIBIT 10.5

May 8, 2003

Dear Jim,

         Re: Amendment to Agreement

As you know, Williams-Sonoma, Inc. ("Williams-Sonoma") entered into an agreement (the "Agreement") with you as of May 8, 2001, with regard to certain aspects of your employment by it as Chief Operating Officer of Williams-Sonoma. Williams-Sonoma is prepared to extend your rights under the Agreement on the terms and conditions specified in this amendment to the Agreement (this "Amendment"). (All capitalized terms that are not defined in this Amendment have the definitions assigned to them in the Agreement.)

Specifically, you and Williams-Sonoma agree as follows:

1. Covered Stock Options. The Agreement and this Amendment relate to the Unvested Options, and do not take into account, or in any way cover, any other stock options that Williams-Sonoma has granted to you before the date of this Amendment, or may grant to you after the date of this Amendment.

2. Extension of Rights. In consideration of your agreement to continue to be employed by Williams-Sonoma until May 8, 2005 (the "Fourth Anniversary Date") and to continue to be bound by the provisions of the Agreement until the Fourth Anniversary Date, Williams-Sonoma has agreed to extend all of your rights under the Agreement until such date. Solely by way of example, if, at any time before the Fourth Anniversary Date, you voluntarily terminate your employment with Williams-Sonoma for any reason, or you are terminated without Cause, you agree that (i) within ninety days of such termination, you will exercise in full all of the Unvested Options and (ii) upon such exercise, Williams-Sonoma shall be obligated to pay you the difference, if any, between the Second Guaranteed Spread and the Spread on the date of exercise.

3. No Stock Option Exercises. You represent and warrant that you have not exercised any of the Unvested Options as of the date of this Amendment, as required by the Agreement.

4. Expiration of Rights. All of your rights under the Agreement, and all of Williams-Sonoma's obligations under the Agreement, shall expire automatically on the Fourth Anniversary Date, except that if your employment with Williams-Sonoma terminates on or before the Fourth Anniversary Date, all of your rights under the Agreement shall expire ninety days after the termination date.

5. Miscellaneous. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts to be performed therein. This Amendment may not be modified without the written

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         consent of both parties. Except as expressly stated in this Amendment, the Agreement shall remain unchanged and in full force and effect.

Please indicate your agreement to the terms of this agreement by signing below and returning the signed copy to me.

Sincerely,

Williams-Sonoma, Inc.

By: /s/ W. Howard Lester
    --------------------
    W. Howard Lester,
    its Chairman

ACCEPTED AND AGREED TO:

/s/ James E. Boike
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James E. Boike

May 8, 2003
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Date